                                                                    EXHIBIT 12.2

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                          YEAR ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                          PRO
                                                           HISTORICAL   ADJUSTMENTS(1)   FORMA
                                                           ----------   -------------   --------
Net pretax income(2).....................................  $ 26,983      $  (9,007)     $ 17,976
Fixed Charges
  Interest expense.......................................    30,506          9,007        39,513
  Preferred stock dividends of a subsidiary..............     1,681                        1,681
  Capitalized debt cost..................................     1,536                        1,536
  Interest portion of rent expenses......................     2,777                        2,777
                                                           --------      ---------      --------
          Total fixed charges............................    36,500          9,007        45,507
  Less: Capitalized interest, net........................     4,623                        4,623
                                                           --------      ---------      --------
                                                             31,877          9,007        40,884
Earnings before fixed charges............................  $ 58,860                     $ 58,860
                                                           --------      ---------      --------
                                                           --------      ---------      --------
Ratio of earnings to fixed charges.......................      1.61                         1.29

- ------------

(1) The pro forma adjustments give effect to increased interest expense, as if such transaction had taken place January 1, 1993 as a result of the issuance of $200 million of the Debt Securities at a pro forma annual interest rate of 8.6% and the application of proceeds to the reduction of debt under the revolving credit facility and the uncommitted and unsecured lines of credit.


(2) During the third quarter of 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the Piper write-down, the historical ratio of earnings to fixed charges for 1993 would have been 4.45. Excluding the effect of the Piper write-down, this pro forma ratio would have been 3.57.

                                                                    EXHIBIT 12.2



                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES


                       THREE MONTHS ENDED MARCH 31, 1994


                             (DOLLARS IN THOUSANDS)



                                                                                          PRO
                                                           HISTORICAL   ADJUSTMENTS(1)   FORMA
                                                           --------     --------------  --------
Net pretax income........................................  $ 70,384      $  (2,298)     $ 68,086
Fixed Charges
  Interest expense.......................................     6,343          2,298         8,641
  Capitalized debt cost..................................       394                          394
  Interest portion of rent expenses......................       694                          694
                                                           --------      ---------      --------
          Total fixed charges............................     7,431          2,298         9,729
  Less: Capitalized interest, net........................       919                          919
                                                           --------      ---------      --------
                                                              6,512          2,298         8,810
Earnings before fixed charges............................  $ 76,896                     $ 76,896
                                                           --------      ---------      --------
                                                           --------      ---------      --------
Ratio of earnings to fixed charges.......................     10.35                         7.90


- ------------


(1) The pro forma adjustments give effect to increased interest expense, as if such transaction had taken place January 1, 1994, as a result of the issuance of $200 million of the Debt Securities at a pro forma annual interest rate of 8.6% and the application of proceeds to the reduction of debt under the revolving credit facility and the uncommitted and unsecured lines of credit.